Exhibit 99.3

Restoration Hardware, Inc. Reports Second Quarter Results

Comparable store sales increase 9.4%

Direct-to-Customer sales increase 103%

Corte Madera, Calif., August 19, 2004— Restoration Hardware, Inc. (Nasdaq RSTO) today announced its financial results for the second quarter ended July 31, 2004, including the following:

•                  Net results for the second quarter of fiscal 2004 improved to a net loss of $2.0 million ($0.06 per share) as compared to a net loss of $2.8 million ($0.09 per share) in the second quarter of the prior year. Results were in line with the Company’s prior guidance of a loss in the range of $0.06 to $0.07 per share.

•                  Operating results improved to a loss from operations of $2.9 million for the second quarter of fiscal 2004, versus a loss from operations of $4.0 million for last year’s second quarter.

•                  Net revenue increased 26% to $120.9 million for the second quarter of fiscal 2004, versus net revenue of $96.0 million for the same period last year.

•                  Comparable store sales for the second quarter of fiscal 2004 increased 9.4%, on top of a 9.9% increase in the second quarter of fiscal 2003.

•                  Net revenue in the second quarter of fiscal 2004 for the direct-to-customer division increased to $28.6 million or 103% versus the same quarter last year, on top of a 46% increase in the same period in the prior year.

Gary Friedman, the Company’s President and CEO, stated, “We are pleased with our overall performance in the second quarter. Our results were substantially improved with sales in all channels showing impressive gains. Our comparable store sales in the second quarter of 2004 increased 9.4% on top of a 9.9% increase in the second quarter last year and an 8.9% increase in the second quarter of 2002. These increases reflect a compounded growth of 31% in our comparable store sales since the initial launch of our new merchandising strategy in the second quarter of 2002. That, coupled with a 103% increase in our direct-to-customer division revenue in the second quarter of 2004 on top of a 46% increase in the prior year’s second quarter, reflects the customers’ positive response to our strategy, and the growing strength of our brand.”

During the quarter, the Company continued to make investments in its supply chain and distribution center operations. The Company successfully relocated its west coast furniture distribution center to a new facility in Tracy, California with a capacity of 280,000 square feet.  In addition, the Company expanded its east coast distribution center by approximately 30%, in anticipation of continued revenue growth.  As previously communicated, the Company has retained a supply chain consultant team to manage its operations and improve distribution processes and systems. Mr. Friedman commented, “While these investments create short term expense pressure, we believe they are necessary to ensure the Company executes at a high level during the important fiscal fourth quarter.”

Mr. Friedman continued, “This fall completes the transformation of the Restoration Hardware brand as we introduce new collections across furniture and accessories. We have now evolved from an items driven discovery business to a premium home furnishings retailer offering high quality, authoritative assortments of hardware, bath hardware, furniture, lighting, textiles and accessories. In addition, in August we mailed the premier issue of our new redesigned catalog, which clearly communicates the stylistic and quality positioning of our brand. The initial response to our fall collection in our stores, catalog and online has been positive, and we are excited about our business prospects for the fall season.”

For the six months ended July 31, 2004, net revenue was $219.8 million, a 24% increase versus the same period a year ago. Comparable store sales for the six months increased 9.2% on top of a 10.8% increase in the first six months last year. Direct-to-customer sales increased 99% to $50.5 million following a 57% increase in the same period a year ago.

The Company’s net loss for the six months ended July 31, 2004 was $6.0 million ($0.18 per share) and showed significant improvement over the six month period a year ago when the net loss was $8.0 million ($0.27 per share).

The Company provides the following guidance for the third quarter of fiscal 2004:

•                  Increase in comparable store sales in the mid-single digits on top of a 2.9% increase in the prior year’s third quarter.

•                  Direct-to-customer net revenue increase of 70% to 80% on top of a 46% increase in the same quarter in the prior year.

•                  Net loss in the range of $0.04 to $0.07 per share versus a loss per share of $0.09 in the third quarter of the prior year.

The Company’s guidance for the 2004 full fiscal year has been modified, as detailed below, to reflect the favorable sales performance in the first half of the year with other full-year guidance remaining unchanged from that previously provided:

•                  Comparable store sales are expected to increase in the mid-single digits range for fiscal 2004.

•                  Direct-to-customer net revenue is anticipated to increase for the full fiscal year 2004 versus 2003 in a range of 60% to 70%.

•                  Operating margins are still expected in the range of 1% to 2% of net revenue.

Conference Call:

The Company’s second quarter fiscal 2004 earnings conference call is scheduled for Thursday, August 19, 2004 at 5:00 p.m. Eastern Time. The dial-in number is 800-362-0571.  A live webcast is available at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=79100&eventID=927836.

If you are unable to participate during the live webcast, a playback of the conference call will be available via the Internet at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=79100&eventID=927836 beginning at 7:00 p.m. Eastern Time on Thursday, August 19, 2004.  A webcast replay of the call will be available at www.restorationhardware.com under “Company Info-Investor Relations-Event Calendar” or by dial-in (888-566-0148) until August 26, 2005.

About Restoration Hardware, Inc.:

Restoration Hardware, Inc. is a specialty retailer of high quality home furnishings, bath fixtures and bath ware, functional and decorative hardware and related merchandise that reflects the Company’s classic and authentic American point of view.  Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com. As of August 19, 2004 the Company operated 102 retail stores in 30 states, the District of Columbia and Canada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve known and unknown risks.  Such forward-looking statements include, without limitation, statements concerning or relating to implications of the Company’s revenues and financial results for the second quarter ended July 31, 2004, statements concerning guidance for the third quarter and full year fiscal 2004, statements relating to implications of customers’ responses to the Company’s strategy and the growing strength of the Company’s brand, statements relating to the impact on the Company of its retention of supply chain consultants, statements relating to the timing and effect of completing the Company’s brand transformation and the effect of the issuance of its new catalog, statements relating to the Company’s anticipated business prospects, and other statements of management’s opinion.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, including financial results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Important factors that could cause such differences include, but are not limited to, customer reactions to the Company’s current and anticipated merchandising and marketing programs and strategies, timely introduction and customer acceptance of the Company’s merchandise, continued positive customer reaction to the Company’s catalog and Internet offerings, revised product mix, prototype stores and core businesses, timely and effective sourcing of the Company’s merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers, effective inventory and catalog management, changes in investor perceptions of the Company, fluctuations in comparable store sales, limitations resulting from restrictive covenants in the Company’s credit facility, changes in economic or business conditions in general, changes in political conditions in the United States and abroad in general, changes in product supply, changes in the competitive environment in which the Company operates, changes in the Company’s management information needs, changes in customer needs and expectations, governmental actions and other factors detailed in the Company’s filings with the Securities and Exchange Commission,  including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company’s Form 10-Q for the quarter ended May 1, 2004 in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) under the captions “Expenses,” “Critical Accounting Policies,” “Liquidity and Capital Resources” and “Factors that May Affect our Future Operating Results.”  Guidance offered by the Company represents a point-in-time estimate made by management of the Company.  The Company undertakes no obligation to update any guidance or any other forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Restoration Hardware, Inc.

Patricia McKay

Executive Vice President & Chief Financial Officer

(415) 924-1005

(415) 927-7264 Fax

RESTORATION HARDWARE, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

(in thousands, except per share and store data)

	13 weeks ended		13 weeks ended
	7/31/04	% of Revenue	8/2/03	% of Revenue

Net retail revenue	$92,350	76.4%	$81,883	85.3%
Net direct-to-customer revenue	28,592	23.6%	14,090	14.7%
Total net revenue	120,942	100.0%	95,973	100.0%

Cost of revenue and occupancy	88,630	73.3%	71,160	74.1%
Gross profit	32,312	26.7%	24,813	25.9%

Selling, general and administrative expenses	35,172	29.1%	28,862	30.1%
Loss from operations	(2,860)	(2.4)%	(4,049)	(4.2)%

Interest expense, net	(509)	(0.4)%	(593)	(0.6)%

Loss before income taxes	(3,369)	(2.8)%	(4,642)	(4.8)%

Income tax benefit	1,363	1.1%	1,857	1.9%

Net loss	$(2,006)	(1.7)%	$(2,785)	(2.9)%

Loss per common share, basic and diluted	$(0.06)		$(0.09)
Weighted average shares outstanding, basic and diluted	32,903		30,083

Comparable store sales growth	9.4%		9.9%
Stores open at end of period	102		102
Total selling square footage at end of period	673,910		668,463

RESTORATION HARDWARE, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

(in thousands, except per share and store data)

	26 weeks ended		26 weeks ended
	7/31/04	% of Revenue	8/2/03	% of Revenue

Net retail revenue	$169,347	77.0%	$152,358	85.7%
Net direct-to-customer revenue	50,453	23.0%	25,381	14.3%
Total net revenue	219,800	100.0%	177,739	100.0%

Cost of revenue and occupancy	160,073	72.8%	132,985	74.8%
Gross profit	59,727	27.2%	44,754	25.2%

Selling, general and administrative expenses	68,688	31.3%	56,891	32.0%
Loss from operations	(8,961)	(4.1)%	(12,137)	(6.8)%

Interest expense, net	(936)	(0.4)%	(1,155)	(0.7)%

Loss before income taxes	(9,897)	(4.5)%	(13,292)	(7.5)%

Income tax benefit	3,909	1.8%	5,317	3.0%

Net loss	$(5,988)	(2.7)%	$(7,975)	(4.5)%

Loss per common share, basic and diluted	$(0.18)		$(0.27)
Weighted average shares outstanding, basic and diluted	32,847		30,068

Comparable store sales growth	9.2%		10.8%
Stores open at end of period	102		102
Total selling square footage at end of period	673,910		668,463

RESTORATION HARDWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	7/31/04	1/31/04	8/2/03

ASSETS
Current assets:
Cash and cash equivalents	$3,267	$2,003	$2,214
Accounts receivable	5,491	5,745	4,079
Merchandise inventories	119,728	102,926	92,508
Prepaid expense and other current assets	18,579	16,968	13,937
Total current assets	147,065	127,642	112,738

Property and equipment, net	81,134	83,518	83,587
Goodwill	4,560	4,560	4,560
Other long-term assets	21,095	16,560	23,840
Total assets	$253,854	$232,280	$224,725

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$47,761	$45,292	$31,923
Line of credit, net of debt issuance costs	37,896	10,286	25,909
Deferred revenue and customer deposits	6,249	7,231	4,991
Other current liabilities	11,709	11,438	8,762
Total current liabilities	103,615	74,247	71,585

Deferred lease incentives	31,340	33,999	36,190
Deferred rent	14,786	14,455	14,414
Other long-term liabilities	248	352	140
Total liabilities	149,989	123,053	122,329

Series A redeemable convertible preferred stock	8,331	8,541	13,328

Common stock and addtitional paid-in capital	158,874	158,177	152,376
Unearned compensation	(61)	(234)	(409)
Accumulated other comprehensive income	1,006	1,040	431
Accumulated deficit	(64,285)	(58,297)	(63,330)
Total stockholders’ equity	95,534	100,686	89,068

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$253,854	$232,280	$224,725

Common stock issued and outstanding at end of period	33,012	32,768	30,176